Exhibit 11.1


                          WIRELESS TELECOM GROUP, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)



                               For the Three Months           For Six Months
                                  Ended June 30,              Ended June 30,
                                2005           2004         2005          2004
                                ----           ----         ----          ----

Net Income                  $ 1,058,870     $ 646,917     $2,129,471    $834,785
                            ===========     =========     ==========    ========

BASIC EARNINGS:

Weighted average number of
 common shares outstanding   17,487,376    17,161,361     17,474,720  17,080,168
                            ===========    ==========     ==========  ==========

Basic earnings per common
 share                            $0.06         $0.04         $ 0.12      $ 0.05
                            ===========    ==========     ==========  ==========

DILUTED EARNINGS:

Weighted average number of
 common shares outstanding   17,487,376    17,161,361     17,474,720  17,080,168
Assumed exercise of stock
 options                        120,911       414,830        153,468     520,263
                            -----------     ---------     ----------  ----------

Weighted average number of
 common shares outstanding,
 as adjusted                 17,608,287    17,576,191     17,628,188  17,600,431
                             ==========    ==========     ==========  ==========

Diluted earnings per common
 share                            $0.06         $0.04         $ 0.12      $ 0.05
                             ==========    ==========     ==========  ==========